Exhibit 99.1

Contacts:

Kosan Biosciences Incorporated

Susan M. Kanaya

Chief Financial Officer

(510) 732-8400, ext. 5227

kanaya@kosan.com

FOR IMMEDIATE RELEASE

KOSAN SECURES $35 MILLION LINE OF CREDIT

Hayward, CA – July 18, 2005 – Kosan Biosciences Incorporated (Nasdaq: KOSN) announced today that it has secured a $35 million line of credit. The $35 million credit facility, which is being provided by Silicon Valley Bank, is available in up to two draws through May 31, 2006, and upon drawdown converts to a five-year term loan. The term loan features a 24-month period of interest-only payments followed by fixed principal and interest payments based on an 84-month amortization schedule and a balloon payment at the end of the five-year period. The line of credit is secured by the Company’s assets, excluding intellectual property, and contains financial covenants requiring the Company to maintain certain levels of cash and investments and remaining months’ liquidity.

Daniel V. Santi, M.D., Ph.D., Kosan Chairman and Chief Executive Officer, commented, “We were pleased to secure this line of credit, which offers us financial flexibility as we continue to advance the clinical development of our strong pipeline of anticancer drug candidates. In addition, the terms are very competitive, including repayment terms that serve to minimize our near-term cash outflow.”

About Kosan

Kosan Biosciences has two first-in-class anticancer agents in Phase II and Phase Ib clinical trials: KOS-862 (Epothilone D) and 17-AAG, a geldanamycin analog and Hsp90 inhibitor. KOS-862, the Company’s lead drug candidate, has a mechanism of action similar to taxanes and is partnered with Roche in a global development and commercialization agreement, along with a follow-on compound, KOS-1584, currently in Phase I testing. 17-AAG targets multiple pathways required for tumor growth and is being developed in collaboration with the National Cancer Institute, in addition to a second-generation geldanamycin analog, KOS-1022 (DMAG), now in Phase I trials. Kosan’s proprietary formulation of 17-AAG, KOS-953, is in Phase I and Phase Ib trials. Kosan has generated a pipeline of potentially significant product candidates for cancer, infectious disease and other therapeutic areas based on its proprietary technologies for discovering, developing and manufacturing polyketide analogs. Polyketides are an important class of natural products that have yielded numerous pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. For additional information on Kosan Biosciences, please visit the Company’s website at http://www.kosan.com.

About Silicon Valley Bank

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science and private equity markets, as well as the premium wine industry. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 domestic offices and two international subsidiaries in the U.K. and India. More information on the company can be found at www.svb.com.

This press release contains “forward-looking” statements, including statements with respect to the Company’s sources and use of capital, plans for development of its product candidates and advancement of its pipeline of anticancer candidates in clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to the clinical advancement of Kosan’s product candidates and the costs of conducting clinical studies for these product candidates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.